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                                                                     Exhibit 2.1

                         UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re                                         )
                                              )
HIGHLANDS INSURANCE GROUP, INC.,              )    Chapter 11
HIGHLANDS HOLDING COMPANY, INC.,              )
HIGHLANDS CLAIMS AND SAFETY                   )    Case No. 02-        (      )
 SERVICES, INC.,                              )    through 02-         (      )
HIGHLANDS SERVICES CORPORATION,               )
AMERICAN RELIANCE, INC.,                      )    (Jointly Administered)
NORTHWESTERN NATIONAL HOLDING                 )
 COMPANY, INC.,                               )
                                              )
                  Debtors.                    )
------------------------------------------    )

                      DEBTORS' JOINT PLAN OF REORGANIZATION

                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                        Dated: October 31, 2002
                                        Wilmington, Delaware

                                        DUANE MORRIS LLP
                                        Richard W. Riley, Esquire (DE 4052)
                                        William K. Harrington, Esquire (DE 4051)
                                        1100 North Market Street, Suite 1200
                                        Wilmington, Delaware 19801
                                        Telephone:  (302) 657-4900
                                        Telefax:  (302) 657-4901
                                        rwriley@duanemorris.com
                                        wkharrington@duanemorris.com

                                        Lawrence J. Kotler, Esquire
                                        Christopher J. Redd, Esquire
                                        4200 One Liberty Place
                                        Philadelphia, PA  19103-7396
                                        Telephone: (215) 979-1517
                                        Telecopy: (215) 970-1020
                                        ljkotler@duanemorris.com
                                        cjredd@duanemorris.com
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                                TABLE OF CONTENTS

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INTRODUCTION......................................................................................................1

Article 1 DEFINITIONS; RULES OF CONSTRUCTION......................................................................1
         1.1      Defined Terms...................................................................................1
         1.2      Rules of Construction...........................................................................9
                  (a)      Generally..............................................................................9
                  (b)      Exhibits...............................................................................9
                  (c)      Time Periods...........................................................................9
                  (d)      Miscellaneous Rules....................................................................9

Article 2 CLASSIFICATION OF CLAIMS AND INTERESTS.................................................................10
         2.1      General Rules of Classification................................................................10
         2.2      Summary........................................................................................10

Article 3 TREATMENT OF UNCLASSIFIED CLAIMS.......................................................................10
         3.1      No Classification..............................................................................10
         3.2      Administrative Claims..........................................................................11
         3.3      Priority Tax Claims............................................................................11

Article 4 TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS...........................................................11
         4.1      Class 1:  Priority Claims......................................................................11
         4.2      Class 2:  Bank Group Claims....................................................................11
         4.3      Class 2(a):  Other Secured Claims..............................................................11
         4.4      Class 3:  General Unsecured Claims.............................................................12
         4.5      Class 4:  LMI Interest.........................................................................12
         4.6      Class 5:  HIGI Interests.......................................................................12

Article 5 IMPLEMENTATION OF PLAN.................................................................................13
         5.1      The Liquidating Trust..........................................................................13
                  (a)      Establishment of the Trust............................................................13
                  (b)      Issuance of New HIGI Stock and Transfer of Other Trust Assets.........................13
                  (c)      Transfer for the Benefit of Trust Holders.............................................13
                  (d)      Purpose of the Liquidating Trust......................................................13
                  (e)      Valuation of Trust Assets.............................................................14
                  (f)      Termination...........................................................................14
         5.2      Liquidating Trustee and Trust Advisory Board...................................................14
                  (a)      Appointment...........................................................................14
                  (b)      Action by Trust Advisory Board........................................................14
         5.3      Issuance of Liquidating Trust Units and Applicability of Securities Laws.......................15
                  (a)      Stated Value and Accrued Interest.....................................................15
                  (b)      Issuance by Book Entry................................................................15
                  (c)      Securities Laws.......................................................................15
                  (d)      Transfer of Liquidating Trust Units...................................................15
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         5.4      Surviving Debtor Entities and Insurance Company Subsidiaries...................................16
                  (a)      Corporate Structure...................................................................16
                  (b)      Liquidating Trustee as Director.......................................................16
                  (c)      Regulatory Authority of State Departments of Insurance................................16
         5.5      Distribution Provisions........................................................................17
                  (a)      Annual Distributions from the Liquidating Trust.......................................17
                  (b)      Quarterly Distributions from the Liquidating Trust....................................17
                  (c)      Distributions from HIGI and HIGI Subsidiaries.........................................17
                  (d)      Manner of Payment of Distributions....................................................17
                  (e)      Distributions on Non-Business Days....................................................17
                  (f)      No Distribution Pending Allowance.....................................................17
                  (g)      No Distribution in Excess of Allowed Amounts..........................................18
                  (h)      De Minimis Distributions..............................................................18
                  (i)      Unclaimed Distributions...............................................................18
         5.6      Allocation of Tax Items........................................................................19
         5.7      Setoffs........................................................................................19
         5.8      Distributions to Holders of Disputed Claims and Interests......................................19
                  (a)      Resolution of Disputed Claims.........................................................19
                  (b)      Distributions when a Disputed Claim or Interest Becomes Allowed or is Disallowed......19
                  (c)      Late Claims...........................................................................20
                  (d)      Estimation of Claims..................................................................20
                  (e)      Procedure.............................................................................20
         5.9      Intercompany Claims............................................................................20
         5.10     Expense Reimbursement and Indemnity............................................................20
         5.11     Claims Payment Success Fees....................................................................21
         5.12     Exemption from Transfer Tax....................................................................21
         5.13     Cancellation of the HIGI Interests.............................................................21
         5.14     Cancellation of Agreements.....................................................................21
         5.15     Debtors' Continued Corporate Existence and Vesting of Assets...................................21
         5.16     Obligations Incurred After the Confirmation Date...............................................21

Article 6 EXECUTORY CONTRACTS....................................................................................22
         6.1      Assumption, Assignment and Rejection...........................................................22
         6.2      Cure of Monetary Defaults......................................................................22
         6.3      Rejection Damages Bar Date.....................................................................22
         6.4      Contracts and Leases Entered Into After the Petition Date......................................22

Article 7 EFFECT OF THE PLAN ON CLAIMS AND INTERESTS.............................................................23
         7.1      Jurisdiction of Court..........................................................................23
         7.2      Binding Effect.................................................................................23
         7.3      Term of Injunctions or Stays...................................................................23
         7.4      Rights and Causes of Action....................................................................23
         7.5      Discharge......................................................................................23
                  (a)      Scope.................................................................................23
                  (b)      Injunction............................................................................23
                  (c)      Release of Collateral.................................................................24
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                  (d)      Cause of Action Injunction............................................................24
         7.6      Preservation of Insurance......................................................................24

Article 8 ACCEPTANCE OR REJECTION OF THE PLAN....................................................................24
         8.1      Voting Classes.................................................................................24
         8.2      Acceptance by Impaired Classes.................................................................24
         8.3      Presumed Acceptance of Plan....................................................................25
         8.4      Presumed Rejection of Plan.....................................................................25
         8.5      Non-Consensual Confirmation....................................................................25

Article 9 CONDITIONS TO CONFIRMATION AND OCCURRENCE OF EFFECTIVE DATE............................................25
         9.1      Conditions to Confirmation.....................................................................25
         9.2      Conditions to Occurrence of Effective Date.....................................................25
         9.3      Effect of Nonoccurrence of the Conditions to Occurrence of Effective Date......................25

Article 10 SEVERABILITY OF AND AMENDMENTS TO THE PLAN............................................................26
         10.1     Severability of Plan...........................................................................26
         10.2     Amendments.....................................................................................26
                  (a)      Preconfirmation Amendment.............................................................26
                  (b)      Post-confirmation Amendment Not Requiring Resolicitation..............................26
                  (c)      Post-confirmation Amendment Requiring Resolicitation..................................26

Article 11 ADMINISTRATIVE PROVISIONS.............................................................................27
         11.1     Administrative Bar Date........................................................................27
                  (a)      General Provisions....................................................................27
                  (b)      Professionals.........................................................................27
         11.2     Retention of Jurisdiction......................................................................27
         11.3     Payment of Statutory Fees......................................................................28
         11.4     Effectuating Documents and Further Transactions................................................28
         11.5     Limitation of Liability........................................................................28
         11.6     Releases.......................................................................................29
                  (a)      Release by Debtors....................................................................29
                  (b)      Release by Holders of Claims and Interests............................................29
         11.7     Reservation of Rights..........................................................................29
         11.8     Successors and Assigns.........................................................................30
         11.9     Governing Law..................................................................................30
         11.10    Relation to Disclosure Statement, Confirmation Order and Agreements............................31

         Schedule 1.1  Surviving Debtor Entities

         Schedule 5.15  Officers and Directors

         Schedule 6.1  Assumed Executory Contracts

         EXHIBIT A  Liquidating Trust Agreement
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
         EXHIBIT B  Success Fee Agreement
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                                       iv
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                                  INTRODUCTION

         Highlands Insurance Group, Inc., Highlands Holding Company, Inc., Highlands Claims and Safety Services, Inc., Highlands Services Corporation, American Reliance, Inc., and Northwestern National Holding Company, Inc. (collectively, the "Debtors") as debtors and debtors-in-possession in the above-captioned chapter 11 cases, hereby propose the following joint plan of reorganization pursuant to section 1121(a) of title 11 of the Bankruptcy Code. Reference is made to the Disclosure Statement for a discussion of the Debtors' history, businesses, properties, results of operations, projections for future recoveries, as well as a summary and analysis of the Plan and other related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

         These reorganization cases have been consolidated for procedural purposes and are being jointly administered pursuant to an order of the United States Bankruptcy Court for the District of Delaware. This Plan contemplates the substantive consolidation of the Debtors for purposes of distribution and voting.

         Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject the Plan cannot be solicited from a holder of a Claim or Interest until such time as the Disclosure Statement has been approved by the Bankruptcy Court and distributed to such holders. ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS ARE ENCOURAGED TO READ THE PLAN AND THE RELATED DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR TO REJECT THE PLAN. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN THE PLAN, THE DEBTORS RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THIS PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

                                    ARTICLE 1
                       DEFINITIONS; RULES OF CONSTRUCTION

         1.1 Defined Terms. As used herein, the following terms have the respective meanings specified below, unless the context otherwise requires (such meanings to be equally applicable to both the singular and plural and masculine and feminine forms of the terms defined). Any term used in this Plan but not defined herein and that is used in the Bankruptcy Code or Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or Bankruptcy Rules.

                  "Administrative Claim" means any Claim under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation:
         (a) the actual, necessary costs and expenses incurred by the Debtors after the Petition Date, and (b) compensation for legal and other services and reimbursement of expenses awarded pursuant to sections 330(a), 331 or 1103 of the Bankruptcy Code.

                  "Allowed" means, with respect to a Claim, (i) the extent to which a Claim is not objected to within the period fixed by the Bankruptcy Code, the Bankruptcy Rules or orders of the Court and (a) scheduled by the Debtors pursuant to the Bankruptcy Code and the Bankruptcy Rules in a liquidated amount and not listed as contingent,

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         unliquidated or disputed, (b) Proof of which is timely Filed under applicable law with the Court pursuant to the Bankruptcy Code, the Bankruptcy Rules or any applicable orders of the Court, or (c) Proof of which is late-Filed and allowed by Final Order after notice and a hearing, (ii) any Claim which is otherwise allowed by a Final Order, including, without limitation, the Confirmation Order, or (iii) any Claim Allowed under this Plan. With respect to an Interest, "Allowed" means (i) the extent to which the Interest is not objected to within the period fixed by the Bankruptcy Code, the Bankruptcy Rules or orders of the Court and (a) identified on the Debtors' lists of equity security holders or other records, (b) Proof of which is timely Filed under applicable law with the Court pursuant to the Bankruptcy Code, the Bankruptcy Rules or any applicable orders of the Court, or (c) Proof of which is late-Filed and allowed by Final Order after notice and a hearing, or (ii) any Interest which is otherwise allowed by a Final Order, including, without limitation, the Confirmation Order.

                  "Allowed Administrative Claim" means an Administrative Claim to the extent it is Allowed.

                  "Allowed Claim" means a Claim to the extent that such Claim is Allowed, except that, unless otherwise specified herein, in section 506(b) of the Bankruptcy Code, or by order of the Bankruptcy Court, "Allowed Claim" shall not include (x) for Prepetition Claims, interest on such Claim or Claims accruing from or after the Petition Date, (y) punitive or exemplary damages, or (z) any fine, penalty or forfeiture.

                  "Allowed Priority Claim" means a Priority Claim to the extent it is Allowed.

                  "Annual Distribution" means any Distribution made on an Annual Distribution Date to holders of Liquidating Trust Units then entitled to Distributions from the Liquidating Trust, as set forth in the Plan and the Liquidating Trust Agreement.

                  "Annual Distribution Date" means the fifth Business Day after the end of each calendar year from and after the Effective Date upon which a Distribution can be made.

                  "Assets" means all assets, rights, Interests and property of the Debtors of any nature whatsoever, including, without limitation, all Cash, Causes of Action, and other property of the Estates pursuant to section 541 of the Bankruptcy Code.

                  "Available Cash" means all Cash of the Liquidating Trust, including all net Cash proceeds from the liquidation of Trust Assets and Cash income from all sources, including income on any investments held pursuant to the Section 5.5. of the Liquidating Trust Agreement, less any Cash required for the payment of taxes and any other expenses (including unpaid amounts for Allowed Administrative Claims, Allowed Priority Claims and Allowed Priority Tax Claims) necessary, or which will become necessary, for the administration of the Liquidating Trust, as determined in the reasonable discretion of the Liquidating Trustee and the Trust Advisory Board.

                  "Bank Group Agent" means JPMorgan Chase Bank, as Administrative Agent of the Bank Group under the Credit Agreement, and any successor thereto.

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                  "Bank Group" means the Bank Group Agent, each other financial institution that is a party to the Credit Agreement, and each of their respective successors and assigns.

                  "Bank Group Claim" means the Claim of any member of the Bank Group arising under the Credit Agreement.

                  "Bank Group Liens" means the Liens on Collateral constituting Interests in various of the HIGI Subsidiaries which are pledged to the Bank Group or the Bank group Agent, as the case may be, to secure the Bank Group Claims.

                  "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended and codified at title 11 of the United States Code, 11 U.S.C. Sections 101 et seq.

                  "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware which has jurisdiction over the Chapter 11 Cases.

                  "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, including the Federal Rules of Civil Procedure, as amended, made applicable through the Federal Rules of Bankruptcy Procedure, and the Local Rules of the Bankruptcy Court.

                  "Bar Date" means such date(s) fixed by Final Order(s) of the Bankruptcy Court by which Proofs of Claim, Proofs of Interest, or requests for allowance of Administrative Claims must be Filed.

                  "Business Day" means any day except a Saturday, Sunday, or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

                  "Cash" means cash and cash equivalents in dollar denominated currency of the United States of America.

                  "Cause of Action" means any and all claims, rights and causes of action belonging to the Debtors or their Estates including, but not limited to, any and all claims, rights and causes of action described or identified in the Disclosure Statement or which the Debtors or the Estates may have against any Person arising under sections 544 through 550 of the Bankruptcy Code, or any similar provision of state law or any other law, rule, regulation, decree, order, statute or otherwise.

                  "Chapter 11 Cases" means case numbers 02- ( ) through 02- ( ), inclusive, commenced by the Debtors under chapter 11 of the Bankruptcy Code on the Petition Date in the Bankruptcy Court.

                  "Claim" means a claim, as such term is defined in section 101(5) of the Bankruptcy Code, against the Debtors.

                  "Class" means a group of (i) Claims or Interests as classified in Article 2 of the Plan, or (ii) Liquidating Trust Units as classified in Article 2 of the Liquidating Trust Agreement.

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                  "Class [ ] Claim" means a Claim in the particular Class of
         Claims identified and described in Article 2 and Article 4 of the Plan.

                  "Class [ ] Trust Unit" means a Liquidating Trust Unit in the particular Class of Liquidating Trust Units issued to the Class of Claims identified and described in Article 2 and Article 4 of the Plan.

                  "Collateral" means any property or interest in property of the Estates of the Debtors that is subject to an unavoidable Lien to secure the payment of performance of a Claim.

                  "Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

                  "Confirmation Hearing" means the hearing conducted by the Bankruptcy Court to consider confirmation of the Plan.

                  "Confirmation Order" means the order, entered by the Clerk of the Bankruptcy Court, confirming the Plan in accordance with the provisions of the Bankruptcy Code.

                  "Court" shall have the same meaning as Bankruptcy Court.

                  "Credit Agreement" means that certain Credit Agreement, dated as of April 30, 1997 and amended from time to time, among HIGI, the lenders signatory thereto and the Bank Group Agent, and any of the documents or instruments related thereto.

                  "D&O Insurance" means the officers and directors insurance maintained by the Debtors which covers the Debtors' present and former officers and directors.

                  "Debentures" means the collective reference to each of those certain debentures due December 31, 2005 issued by HIGI as follows: (i) the 10% Convertible Subordinated Debentures; (ii) the 12.5% Convertible Subordinated Debentures; and (iii) the 10% Convertible Subordinated Debentures, Series 2.

                  "Debenture Claim" means the Claim of any Person arising under the Debentures.

                  "Debtors" shall have the meaning set forth in the Introduction.

                  "Disallowed" means the extent to which a Disputed Claim is not Allowed whether by Final Order of the Court, by agreement of the parties, or otherwise.

                  "Disclosure Statement" means the written disclosure statement that relates to the Plan, as amended, supplemented or modified from time to time, and as approved by the Bankruptcy Court under section 1125 of the Bankruptcy Code.

                  "Disclosure Statement Order" means the order of the Court approving the Disclosure Statement as containing adequate information pursuant to section 1125 of the Bankruptcy Code.

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                  "Disputed" means, with respect to a Claim (i) if no Proof of
         Claim has been timely Filed or deemed timely Filed under applicable law or order of the Court, a Claim that has been listed on a Debtor's Schedules as disputed, contingent or unliquidated, or (ii) if a Proof of Claim has been timely Filed or deemed timely Filed under applicable law or order of the Court, a Proof of Claim as to which an objection has been timely Filed and not withdrawn, overruled or denied or granted in whole by a Final Order. With respect to an Interest, "Disputed" means an Interest with respect to which a Proof has been Filed which is inconsistent with the list of equity security holders or other records of the Debtors and as to which an objection has been timely Filed and not withdrawn, overruled or denied or granted in whole by a Final Order.

                  "Distribution" means the distribution of Available Cash from the Liquidating Trust on account of Liquidating Trust Units in accordance with this Plan and the Liquidating Trust Agreement.

                  "Distribution Address" means the address of the holders of any Claim as set forth in the Proof of Claim filed by such Person, as such address may have been updated pursuant to Bankruptcy Rule 2002(g), or if no Proof of Claim is Filed by such Person, the address set forth in the relevant Debtor's Schedules or other books and records as the same may be updated from time to time.

                  "Distribution Date" means any date on which a Distribution is made, including, without limitation, any Annual Distribution Date or Quarterly Distribution Date.

                  "Effective Date" means a Business Day selected by the Debtors which is not later than eleven (11) days after the Confirmation Order is entered by the Bankruptcy Court, or as soon thereafter as practicable.

                  "Estates" means, as to each Debtor, the estate of such Debtor in its Chapter 11 Case created by section 541 of the Bankruptcy Code upon the commencement of such Chapter 11 Case.

                  "Exhibit" means an exhibit to either the Plan or the Disclosure Statement.

                  "File" or "Filed" means filed with the Bankruptcy Court in the Chapter 11 Cases.

                  "Final Claims Resolution Date" means the date on which the last Disputed Claim has been resolved, either by consent, order of the Bankruptcy Court or otherwise.

                  "Final Order" means any order as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired or shall have been waived in writing and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order shall have been affirmed (or certiorari has been denied) by the highest court to which such order was appealed, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or motion for reargument or rehearing shall have expired.

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                  "General Unsecured Claim" means an any Claim, including any
         Debenture Claim, that is not an Administrative Claim, Priority Tax Claim, Priority Claim, or a Bank Group Claim or other Secured Claim.

                  "HIGI" means Highlands Insurance Group, Inc., a Delaware corporation.

                  "HIGI Interests" means all classes and shares of Interests in HIGI authorized, issued and held by any Person immediately prior to the Effective Date, including, without limitation, any and all shares of preferred stock, common stock, stock held by HIGI as treasury stock, any outstanding warrants or options for any of the foregoing, and any other "equity security" of HIGI as defined by section 101(16) of the Bankruptcy Code, but excluding the LMI Interest.

                  "HIGI Subsidiaries" means the Insurance Company Subsidiaries and the Surviving Debtor Entities, other than HIGI.

                  "Insurance Company Subsidiaries" means each insurance company affiliated with the Debtors or any of the Surviving Debtor Entities which is not the subject of any rehabilitation or liquidation order of any court of competent jurisdiction.

                  "Intercompany Claim" means any Claims between and among the Surviving Debtor Entities.

                  "Interest" means (a) a share in a corporation, whether or not transferable or denominated "stock," or similar security, (b) a membership interest in a limited liability company, (c) the interest of a limited partner in a limited partnership, (d) a warrant, option or right (other than a right to convert) to purchase, sell or subscribe to a share, security or interest of a kind specified in subparagraphs (a),
         (b) or (c) of this paragraph, or (e) an interest of a general partner in a limited or general partnership.

                  "IRC" means the Internal Revenue Code of 1986, as amended.

                  "IRS" means the Internal Revenue Service.

                  "Lien" means any charge against or interest in property to secure payment of a debt or performance of an obligation.

                  "Liquidating Trust" means the liquidating trust to be created on the Effective Date, in accordance with Article V of the Plan and the Liquidating Trust Agreement.

                  "Liquidating Trust Agreement" means the agreement, substantially in the form annexed hereto as Exhibit A, to be dated as of the Effective Date, which establishes and describes the Liquidating Trust.

                  "Liquidating Trust Unit" means an undivided, but classified, beneficial interest in the Liquidating Trust evidenced by the Liquidating Trust Agreement.

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                  "Liquidating Trustee" means the Person appointed in accordance with the Liquidating Trust Agreement to administer the Liquidating
         Trust.

                  "LMI Interest" means the shares of Series One Preferred Stock of HIGI issued to LMI Insurance Company with a stated liquidation value of $1,000 per share.

                  "New HIGI Stock" means one hundred (100) shares of newly authorized common stock of HIGI, $0.01 par value, to be issued to the Liquidating Trust pursuant to Article V of the Plan.

                  "Other Secured Claims" means all Secured Claims, other than the Bank Group Claims, against any of the Debtors held by any Person.

                  "Paying Agent" means the Bank Group Agent with respect to the Bank Group Claims and any other agent (other than the Liquidating Trustee) contractually authorized and/or obligated to make Distributions to holders of Claims.

                  "Person" means an individual, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, association, joint venture, trust, estate, unincorporated organization, or a government or any agency or political subdivision thereof.

                  "Petition Date" means _________, 2002, the date upon which the chapter 11 petitions of each of the Debtors were filed.

                  "Plan" means this joint chapter 11 plan of reorganization, including, without limitation, the Exhibits and schedules hereto, as such may be altered, amended, or otherwise modified from time to time.

                  "Prepetition Claim" means any Claim arising on or prior to the Petition Date.

                  "Priority Claim" means any Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than (a) an Administrative Claim or (b) a Priority Tax Claim.

                  "Priority Tax Claim" means any Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

                  "Professionals" means the attorneys, accountants and other professionals whose retention has been approved by the Court in these Chapter 11 Cases.

                  "Proof" or "Proof of" means, as the context requires, either a proof of claim or a proof of interest filed in accordance with the Bankruptcy Code, Bankruptcy Rules and any Final Order setting a Bar Date in the Chapter 11 Cases.

                  "Quarterly Distribution" means any Distribution made on a Quarterly Distribution Date to holders of Liquidating Trust Units then entitled to Distributions from the Liquidating Trust, as set forth in the Plan and the Liquidating Trust Agreement.

                  "Quarterly Distribution Date" means the fifth Business Day after the end of each calendar quarter (i.e., March 31, June 30, September 30 and December 31 for each calendar year) from and after the Effective Date upon which Quarterly Distributions can be made.

                  "Ratable" or "Ratable Share" means a number (expressed as a percentage) equal to the proportion that an Allowed Claim bears to the aggregate amount or number of Allowed Claims in such Class as of the date of determination.

                  "Reinstated" means leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of such Claim, in accordance with section 1124 of the Bankruptcy Code.

                  "Schedules" means the schedules of assets and liabilities and the statement of financial affairs, as each may be amended from time to time, Filed by the Debtors as required by section 521 of the Bankruptcy Code and the Bankruptcy Rules.

                  "Secured Claim" means a Claim secured by a Lien on any Asset or right of setoff, which Lien or right of setoff, as the case may be, is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable nonbankruptcy law, but only to the extent of the value, pursuant to section 506(a) of the Bankruptcy Code, of any interest of the holder of the Claim in property of the Estate(s) securing such Claim.

                  "State Departments of Insurance" means the collective reference to any Department of Insurance, Office of the Commissioner of Insurance, or any other regulatory board or authority authorized by State statute and having jurisdiction over the businesses, operations, and activities of the Insurance Company Subsidiaries on or after the Petition Date.

                  "Success Fee Agreement" means that certain agreement made and entered into by the Liquidating Trust substantially in the form annexed hereto as Exhibit B, which provides for the payment of various fees upon and after the payment of Distributions to Trust Holders in certain predetermined amounts.

                  "Surviving Debtor Entities" means each Debtor and any non-debtor affiliate of the Debtors (other than the Insurance Company Subsidiaries) whose corporate existence continues at any time after the Effective Date, including without limitation those entities listed on
         Schedule 1.1 hereto.

                  "Treasury Regulations" means those regulations promulgated pursuant to the IRC.

                  "Trust Advisory Board" means the board designated as such and composed of the Liquidating Trustee and a maximum of four (4) other individual persons designated by the Trust Holders from time to time as set forth in the Liquidating Trust Agreement.

                  "Trust Assets" means (i) the New HIGI Stock issued to the Liquidating Trust on the Effective Date, and (ii) all right, title and interest of the Debtors in any Assets existing on or as of the Effective Date, but excluding any Interests in the HIGI Subsidiaries.

                  "Trust Holders" is as defined in Section 5.1(a).

                  "Trust Holders of Record" means Trust Holders of record as set forth in the register maintained by the Liquidating Trustee and shall not mean any beneficial owner not recorded on such official registry.

                  "Unclaimed Distribution" means any Distribution, other than Distributions to holders of Bank Group Claims, which have not been claimed, including funds for any check (i) mailed to a Distribution Address and returned as undeliverable without a proper forwarding address, (ii) not mailed or delivered because no Distribution Address to mail or deliver such Distribution was available, or (iii) delivered but not cashed or deposited.

                  "U.S. Trustee Fees" means all fees and charges assessed against the Estates by the United States Trustee and due pursuant to section 1930 of title 28 of the United States Code.

         1.2      Rules of Construction.

                  (a) Generally. For purposes of this Plan, (a) any reference in the Plan to an existing document, schedule or Exhibit Filed or to be Filed means such document, schedule or Exhibit as it may have been or may be amended, modified or supplemented; (b) unless otherwise specified, all references in the Plan to Sections, Articles, schedules and Exhibits are references to Sections, Articles, schedules and Exhibits of or to the Plan; and (c) the rules of construction set forth in section 102 of the Bankruptcy Code and the Bankruptcy Rules shall apply unless superseded herein or in the Confirmation Order.

                  (b) Exhibits. All schedules and Exhibits are incorporated into and are a part of this Plan as if set forth in full herein. Copies of schedules and Exhibits, after being Filed, can be obtained upon written request to Duane Morris LLP, 4200 One Liberty Place, Philadelphia, Pennsylvania, 19103 (Attn:
Christopher J. Redd, Esq.), counsel to the Debtors.

                  (c) Time Periods. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                  (d) Miscellaneous Rules. (i) The words "herein," "hereof," "hereunder," and other words of similar import refer to this Plan as a whole, not to any particular Section, subsection, or clause, unless the context requires otherwise; (ii) whenever it appears appropriate from the context, each term stated in the singular or the plural includes the singular and the plural, and each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and the neuter; and (iii) captions and headings to Articles and Sections of the Plan are inserted for convenience or reference only and are not intended to be a part or to affect the interpretation of the Plan.

                                    ARTICLE 2
                     CLASSIFICATION OF CLAIMS AND INTERESTS

         2.1 General Rules of Classification. The categories of Claims and Interests listed in Section 2.2 below classify Claims and Interests for all purposes, including voting on, confirmation of, and Distributions under the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in a different Class to the extent that any remainder of such Claim or Interest falls within the description of such different Class. A Claim is in a particular Class only to extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise settled prior to the Effective Date.

         2.2 Summary. Claims, other than Administrative Claims and Priority Tax Claims, are classified for all purposes, including voting, confirmation, and distribution, as follows:

 CLASS                         CLAIM                        STATUS; DISTRIBUTIONS            VOTING RIGHTS
 -----                         -----                        ---------------------            -------------
Class 1                  Priority Claims                    Unimpaired                    Not Entitled to Vote

Class 2                  Bank Group Claims                  Impaired; Will Receive        Entitled to Vote
                                                            Class A Trust Units

Class 2(a)               Other Secured Claims               Unimpaired                    Not Entitled to Vote

Class 3                  General Unsecured Claims           Impaired; Will Receive        Entitled to Vote
                                                            Class B Trust Units

Class 4                  LMI Interest                       Impaired; Will Receive        Entitled to Vote
                                                            Class C Trust Units

Class 5                  HIGI Interests                     Cancelled; No Distribution    Not entitled to Vote

                                    ARTICLE 3
                        TREATMENT OF UNCLASSIFIED CLAIMS

         3.1 No Classification. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes described in Section 2.2.

         3.2 Administrative Claims. Subject to the Bar Date provisions in
Section 11.1, and except to the extent the Debtors and the holder of an Allowed Administrative Claim agree to a different treatment, the Liquidating Trustee shall pay to each holder of an Allowed Administrative Claim an amount equal to such Allowed Administrative Claim in Cash, on the later of (i) the Effective Date or (ii) five days after the date on which said Administrative Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business of the Debtors shall be paid by the Debtors or the Liquidating Trustee, as the case may be, in accordance with the terms and conditions of the particular agreements from which such Allowed Administrative Claims arose.

         3.3 Priority Tax Claims. Except to the extent the Debtors and the holder of an Allowed Priority Tax Claim agree to different treatment, the Liquidating Trustee shall make deferred Cash payments over a period not exceeding six years from the date of assessment of such tax as required by section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that the Liquidating Trust shall have the right to pay any Priority Tax Claim, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty.

                                    ARTICLE 4
                  TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

         4.1 Class 1: Priority Claims. Except to the extent the Debtors and the holder of an Allowed Priority Claim agree to different treatment, the Liquidating Trustee shall pay to each holder of an Allowed Priority Claim an amount equal to such Allowed Priority Claim in Cash, on the later of (i) the Effective Date or (ii) five days after the date on which said Priority Claim becomes an Allowed Priority Claim, or as soon thereafter as is practicable.

         4.2 Class 2: Bank Group Claims. The Bank Group Claims shall be deemed Allowed Claims as of the Petition Date in the aggregate amount of $____________ on account of principal and accrued, but unpaid, interest through the Petition Date. On the Effective Date, the holders of Bank Group Claims shall each be issued Class A Trust Units in accordance with the provisions of the Liquidating Trust Agreement in the amount of their Allowed Claims. The Liquidating Trust Agreement shall provide that the Bank Group Claims represented by the Class A Trust Units will be paid in full, with interest, before any Distributions are made to the holders of any other Claims or Class of Claims or Liquidating Trust Units, except for Allowed Administrative Claims, Allowed Priority Tax Claims, and Allowed Priority Claims, if any. Interest on the Bank Group Claims will accrue and be paid, if paid, on the Allowed amount of such Claims as of the Petition Date and at the applicable non-default contract rate specified in the Credit Agreement. In addition to the foregoing, the Bank Group (or the Bank Group Agent, as the case may be) will retain the Bank Group Liens. The Bank Group Claims are impaired and, thus, each holder of the Bank Group Claim is entitled to vote to accept or reject the Plan.

         4.3 Class 2(a): Other Secured Claims. At the sole option of the Debtors or the Liquidating Trustee, as the case may be, on the later of (x) the Effective Date, or (y) for Claims in Class 2(a) that were Disputed Claims and have become Allowed Secured Claims, as soon thereafter as is practicable, such Allowed Secured Claims shall: (i) be Reinstated; or (ii) receive the Collateral securing such Allowed Secured Claim; or (iii) receive Cash in an amount, not to exceed the Allowed amount of such Claim or equal to the proceeds actually realized from the sale of any Collateral securing such Claim, less the actual costs and expenses of disposing of such Collateral; or (iv) receive such other treatment as may be agreed upon by the Debtors or the Liquidating Trustee, as the case may be, and the holder of an Allowed Secured Claim. In the event that the Debtors or the Liquidating Trustee elects, pursuant to option (ii) above, to distribute to the holder of an Allowed Secured Claim, the Collateral securing such Allowed Secured Claim, the holder of such Allowed Secured Claim shall bear all expenses relating to the transfer of possession and rights in the Collateral, including, but not limited to, storage expenses. Holders of Allowed claims in Class 2(a) are not impaired and, thus, each such holder is not entitled to vote to accept or reject the Plan in its capacity as a holder of such Claim.

         4.4 Class 3: General Unsecured Claims. On the Effective Date, each holder of an Allowed General Unsecured Claim in Class 3 shall be issued Class B Liquidating Trust Units in accordance with the provisions of the Liquidating Trust Agreement in the amount of each holder's Allowed General Unsecured Claim. Class 3 Claims shall include the Debenture Claims, which shall be deemed Allowed Claims as of the Petition Date in the aggregate amount of $____________ on account of principal and accrued, but unpaid, interest through the Petition Date. The Liquidating Trust Agreement shall provide that Allowed General Unsecured Claims represented by the Class B Trust Units will be paid in full, with interest, prior to the payment of any amounts to the holder of the LMI Interest represented by Class C Trust Units, but only after full payment of the Bank Group Claims in accordance with Section 4.2 of this Plan and the Liquidating Trust Agreement. Interest on Allowed General Unsecured Claims will accrue and be paid, if paid, on the Allowed amount of such Claims as of the Petition Date and at the applicable non-default rate specified in any valid contract upon which such Allowed General Unsecured Claim is or was based or, if no rate is specified or no such contract exists, at the federal judgment rate as of the Petition Date. Holders of Allowed General Unsecured Claims in Class 3 are impaired and are entitled to vote to accept or reject the Plan.

         4.5 Class 4: LMI Interest. On the Effective Date, the holder of the LMI Interest shall be issued Class C Liquidating Trust Units in accordance with the provisions of the Liquidating Trust Agreement in an amount equal to the stated liquidation value of the LMI Interest. The Liquidating Trust Agreement shall provide that the LMI Interest represented by the Class C Trust Units will be paid only after the Bank Group Claims and all Allowed General Unsecured Claims have been paid in full and proper reserve for any Disputed Claims has been made in accordance with this Article 4 and the Liquidating Trust Agreement. As of the Effective Date, all dividends on or relating to the LMI Interest shall cease to accrue and shall not be issued or paid by the issuance of Liquidating Trust Units or in any other manner or form. The LMI Interest is impaired and, thus, the holder of the LMI Interest is entitled to vote to accept or reject the Plan in its capacity as a holder of such Interest.

         4.6 Class 5: HIGI Interests. Holders of HIGI Interests shall receive no property under the Plan and the HIGI Interests shall be cancelled on and as of the Effective Date. The holders of the HIGI Interests are impaired and, for purposes of the Plan, each holder of a HIGI Interest is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

                                    ARTICLE 5
                             IMPLEMENTATION OF PLAN

         5.1      The Liquidating Trust.

                  (a) Establishment of the Trust. On the Effective Date, the Debtors, on their own behalf and on behalf of holders of Allowed Claims in Classes 2 through 4 (hereinafter, collectively referred to as the "Trust Holders") shall execute the Liquidating Trust Agreement and shall take all other steps necessary to establish the Liquidating Trust. The Liquidating Trust Agreement shall contain provisions customary to trust agreements utilized in comparable circumstances, including, but not limited to, any and all provisions necessary to ensure the treatment of the Liquidating Trust as a liquidating trust for United States federal income tax purposes.

                  (b) Issuance of New HIGI Stock and Transfer of Other Trust Assets. On the Effective Date, the Debtors shall issue the New HIGI Stock and transfer (as described in Section 5.1(c) below) all of their right, title and interest in and to all other Trust Assets to the Liquidating Trust, free and clear of any lien, Claim or Interest in such property of any other Person except for the Bank Group Liens or as otherwise provided for in this Plan or the Liquidating Trust Agreement. Title to all Trust Assets shall vest in the Liquidating Trust on the Effective Date. The Debtors or such other Persons that may have possession or control of such Trust Assets shall transfer possession or control of such Trust Assets to the Liquidating Trustee and shall execute documents or instruments necessary to effectuate such transfers.

                  (c) Transfer for the Benefit of Trust Holders. The transfer of the Trust Assets to the Liquidating Trust shall be made for the benefit of the Trust Holders, whether the Claims of Trust Holders are Allowed on or after the Effective Date of the Plan. In this regard, the Trust Assets will be transferred to the Trust Holders to be held by the Debtors on their behalf. Immediately thereafter, on behalf of the Trust Holders, the Debtors shall transfer the Trust Assets to the Liquidating Trust in exchange for the Liquidating Trust Units, which units shall be distributed by the Liquidating Trustee to the Trust Holders in exchange for their Allowed Claims or Interests in accordance with Article 4 hereof and the Liquidating Trust Agreement. Upon the transfer of the Trust Assets, the Liquidating Trustee shall succeed to all of the Debtors' right, title and interest in the Trust Assets and the Debtors will have no further interest in or with respect to the Trust Assets or the Liquidating Trust. For all United States federal income tax purposes, all parties (including, without limitation, the Debtors, the Liquidating Trustee, and the Trust Holders) shall treat the transfer of Trust Assets to the Liquidating Trust described in Section
1.2 of the Liquidating Trust Agreement and herein (and any subsequent transfers of Assets) as a transfer to the Trust Holders followed by a transfer by such Trust Holders to the Liquidating Trust, and the beneficiaries of the Liquidating Trust shall be treated as the grantors and owners thereof.

                  (d) Purpose of the Liquidating Trust. The Liquidating Trust shall be established for the sole purpose of liquidating the Trust Assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust. Subject to definitive guidance from the IRS, all parties shall treat the Liquidating Trust as a liquidating trust for United States federal income tax purposes.

                  (e) Valuation of Trust Assets. From time to time as necessary, the Liquidating Trustee shall in good faith determine the fair market value of the Trust Assets and any other Assets transferred to the Liquidating Trust and thereafter apprise the Trust Advisory Board and the Trust Holders of Record in writing regarding such valuation. Any such valuation shall be used consistently by all parties (including, without limitation, the Debtors, the Liquidating Trustee and the Trust Holders) for all purposes, including United States federal income tax purposes.

                  (f) Termination. The Liquidating Trust will terminate on the earlier of (a) thirty (30) days after the full and final Distribution of the Trust Assets or proceeds thereof in accordance with the terms of the Liquidating Trust Agreement and this Plan, and (b) the fifth (5th) anniversary of the Effective Date; provided, however, that within six months of the fifth (5th) anniversary of the Effective Date, the Court, upon a motion by the Liquidating Trustee or any party in interest, may extend the term of the Liquidating Trust for an additional term of not more than five (5) years if it is necessary for the liquidation of the Trust Assets. Multiple extensions may be obtained so long as Court approval is obtained within six months of the beginning of each such extended term. Notwithstanding the foregoing, the Liquidating Trustee shall not unduly prolong the duration of the Liquidating Trust and shall at all times endeavor to resolve, settle or otherwise dispose of all property and Claims that constitute Trust Assets and to effect the full and final Distribution of the Trust Assets to the Trust Holders in accordance with the terms hereof and the Liquidating Trust Agreement and thereafter terminate the Liquidating Trust as soon as practicable.

         5.2      Liquidating Trustee and Trust Advisory Board.

                  (a) Appointment. Stephen L. Kibblehouse shall be appointed as the Liquidating Trustee and shall hold such position until his removal, resignation or death. There shall also be appointed a Trust Advisory Board composed of the Liquidating Trustee and a maximum of four (4) other individual persons designated by the Trust Holders as set forth in the Liquidating Trust Agreement. In the event that the Trust Advisory Board is not formed or ceases to exist for any reason, all references in the Liquidating Trust Agreement to required approval or other action of such Trust Advisory Board shall be of no force or effect or shall be deemed to be references to the Liquidating Trustee, as appropriate.

                  (b) Action by Trust Advisory Board. The Trust Advisory Board will direct the actions of Liquidating Trustee in the exercise of the authority granted to the Liquidating Trustee under the Liquidating Trust Agreement and this Plan. Unless otherwise specified in the Liquidating Trust Agreement, any action taken or direction given by the Trust Advisory Board shall be taken or given by a majority of the members of the Trust Advisory Board. The Liquidating Trust shall not and shall not be authorized to enter into any agreement or consummate any transaction involving the sale of the stock, assets, operations or business of any Surviving Debtor Entity or Insurance Company Subsidiary unless at least eighty percent (80%) of the members then comprising the Trust Advisory Board have voted in favor of any such sale.

The Trust Advisory Board shall be authorized to adopt by-laws consistent with this Plan and the Liquidating Trust Agreement to govern its activities.

         5.3 Issuance of Liquidating Trust Units and Applicability of Securities Laws.

                  (a) Stated Value and Accrued Interest. The stated value of each Liquidating Trust Unit shall be one dollar. Interest accruing on or with respect to a Claim or Class of Claims shall accrue on the basis of one Liquidating Trust Unit for every dollar of interest accrued. Notwithstanding any other provisions of this Plan, only whole numbers of Liquidating Trust Units shall be issued and all Claims, and any interest accruing on Claim, shall be rounded to the nearest dollar.

                  (b) Issuance by Book Entry. All Liquidating Trust Units shall be uncertificated and issued to Trust Holders by book entry only in the register maintained by the Liquidating Trustee. The Liquidating Trustee shall not be required to send any notice to Trust Holders upon the issuance of the Liquidating Trust Units or the updating of any book entries on account of accrued interest on Claims or otherwise. Notwithstanding the foregoing, upon request made to the Liquidating Trustee in writing by a Trust Holder, the Liquidating Trustee shall confirm the amount and class of Liquidating Trust Units then issued in the name of such Trust Holder.

                  (c) Securities Laws. Under section 1145 of the Bankruptcy Code, the issuance of Liquidating Trust Units shall be exempt from registration under the Securities Act of 1933 and applicable state and local laws requiring registration of securities. The Liquidating Trustee will not attempt to register the Liquidating Trust Units under any state or federal securities law at any time, and the Liquidating Trustee, with the advice of counsel, will take such action (including, without limitation, any action described in Section 5.3(d) below) as it deems necessary to ensure that the Liquidating Trust will not at any time be required to comply with the registration and reporting requirements of the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended or any other state or local law requiring the registration of securities.

                  (d) Transfer of Liquidating Trust Units. The Liquidating Trust Units shall be transferable by the Trust Holders upon and after issuance, however, neither the Liquidating Trustee nor the Trust Advisory Board will at any time shall seek to have the Liquidating Trust Units listed on any exchange or on the over-the-counter market after the Effective Date. The Liquidating Trustee, with the advice and consent of the Trust Advisory Board, may at any time establish procedures governing the transfer of Liquidating Trust Units, including, without limitation, the imposition of fees in such amounts as may be deemed necessary or appropriate in relation to the costs of maintaining the register of Trust Holders. Notwithstanding the foregoing, no assignment, pledge, mortgage, sale, transfer or other disposition (as used in this Section 5.3(d), a "Transfer") of any Liquidating Trust Units shall be permitted until the proposed transferor has delivered to the Liquidating Trustee at the proposed transferor's sole expense a written opinion satisfactory to the Liquidating Trustee from legal counsel satisfactory to the Liquidating Trustee providing, and the Liquidating Trustee has concluded, that such Transfer would not (i) result in a violation of, or require registration of the Liquidating Trust Units under, the Securities Act of 1933, as amended, or any state securities laws; (ii) result in a violation of, or require the Liquidating Trust to register as an investment company under, the Investment Company Act of 1940, as amended; (iii) result in a violation of, or require the Liquidating Trust to make any filings or obtain approvals or qualifications under, the Trust Indenture Act of 1939, as amended; (iv) result in a violation of any other law, rule or regulation by the Liquidating Trust or any Trust Holder; (v) result in the Liquidating Trust being subjected to any additional regulatory requirements or restrictions; (vi) cause an "ownership change" within the meaning of section 382 of the IRC within two years following the Effective Date; (vii) if the Liquidating Trust is deemed to be a partnership for United States federal income tax purposes, result in the treatment of the Liquidating Trust as a "publicly traded partnership" within the meaning of section 7704 of the IRC and the Treasury Regulations promulgated thereunder; or
(viii) result or potentially result in any adverse tax or other consequences to the Liquidating Trust, the assets held by it, or the Debtors. Any purported Transfer in violation of the foregoing will not be registered on the register maintained by the Liquidating Trustee. The Liquidating Trustee shall provide the proposed transferor with any and all information necessary to enable such proposed transferor to provide the opinion required by this Section 5.3(d).

         5.4      Surviving Debtor Entities and Insurance Company Subsidiaries.

                  (a) Corporate Structure. Through the Liquidating Trust's position as direct or indirect equity owner of each of the Surviving Debtor Entities, the Liquidating Trustee shall cause the Surviving Debtor Entities to act consistently with the purposes and provisions of the Liquidating Trust and the Liquidating Trust Agreement. The Liquidating Trustee may authorize and direct the merger, consolidation, dissolution of or other restructuring transaction with respect to any of the Surviving Debtor Entities to the extent deemed necessary and appropriate by the Liquidating Trustee and Trust Advisory Board. Through the Liquidating Trust's position as direct or indirect equity owner of each of the Insurance Company Subsidiaries, the Liquidating Trustee shall cause the Insurance Company Subsidiaries to act consistently with the purposes and provisions of the Liquidating Trust and the Liquidating Trust Agreement and, in addition, any and all supervisory orders, protective orders or other requirements of the State Departments of Insurance. Subject to any and all consents, conditions, or requirements of the State Departments of Insurance, the Liquidating Trustee and Trust Advisory Board may authorize and direct the merger, consolidation, dissolution of or other restructuring transaction with respect to any of the Insurance Company Subsidiaries to the extent deemed necessary and appropriate by the Liquidating Trustee and Trust Advisory Board.

                  (b) Liquidating Trustee as Director. Subject to the requirements of other applicable law or the State Departments of Insurance, the Liquidating Trustee may serve or continue to serve as a member of the board of directors of any Surviving Debtor Entity or Insurance Company Subsidiary.

                  (c) Regulatory Authority of State Departments of Insurance. Nothing in this Plan attempts to limit the authority or ability of the State Departments of Insurance to regulate the businesses, operations or activities of the Insurance Company Subsidiaries.

         5.5 Distribution Provisions.

                  (a) Annual Distributions from the Liquidating Trust. On each Annual Distribution Date, the Liquidating Trust shall distribute all Available Cash from the Liquidating Trust to the Trust Holders (or the relevant Paying Agent, as the case may be), after making reserve for Disputed Claims as provided for in Section 5.8(b) below; provided, however, that the Liquidating Trustee shall not be required to distribute Available Cash on each Annual Distribution Date if the aggregate Distribution on such date would not exceed $10,000 in value.

                  (b) Quarterly Distributions from the Liquidating Trust. On each Quarterly Distribution Date, the Liquidating Trust shall distribute all Available Cash from the Liquidating Trust to the Trust Holders (or the relevant Paying Agent, as the case may be), after making reserve for Disputed Claims as provided for in Section 5.8(b) below; provided, however, that the Liquidating Trustee shall not be required to distribute Available Cash on each Quarterly Distribution Date if the aggregate Distribution on such date would not exceed $300,000 in value.

                  (c) Distributions from HIGI and HIGI Subsidiaries. In furtherance of the foregoing, the Liquidating Trustee shall cause HIGI and HIGI shall cause each other Surviving Debtor Entity and, to the extent permitted by the applicable State Departments of Insurance, the Liquidating Trustee and each Surviving Debtor Entity shall cause each Insurance Company Subsidiary to distribute to the Liquidating Trust on or before each Distribution Date (or such earlier time as required to be included in the Distribution by the Liquidating Trust on such Distribution Date) all of the Cash of HIGI and each such HIGI Subsidiary, less (i) any amounts required or which may be required for the payment of taxes, (ii) subject to Trust Advisory Board approval, any other reasonable and necessary expenses of HIGI and each such HIGI Subsidiary, and
(iii) such other amounts as are determined necessary by the Trust Advisory Board to cover anticipated future expenses of the Liquidating Trust. Notwithstanding the foregoing, HIGI and the HIGI Subsidiaries need not, and the Liquidating Trustee shall not direct HIGI or the HIGI Subsidiaries to, distribute Cash in amounts which fall below certain minimum thresholds established by the Trust Advisory Board and the Liquidating Trustee from time to time.

                  (d) Manner of Payment of Distributions. All Distributions to Trust Holders from the Liquidating Trust shall be made according to the priorities set forth in Article 4, payable only to Trust Holders of Record and, as to each such Trust Holder within a Class then entitled to payment, in amounts equal to such Trust Holders' Ratable Share of the Distribution. All Distributions to Trust Holders from the Liquidating Trust shall be payable in Cash by wire transfer, check, or such other method as the Liquidating Trustee deems appropriate under the circumstances. The Liquidating Trustee shall withhold from the Distribution of any Trust Holder any amount which the Liquidating Trustee determines to be required by any federal, state, local or foreign taxing authority, or by any other law, regulation, rule, ruling, directive or other governmental requirement.

                  (e) Distributions on Non-Business Days. Any payment or Distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

                  (f) No Distribution Pending Allowance. Notwithstanding any other provision of this Plan, no Cash or other property shall be distributed, and no Liquidating Trust Units shall be issued, under this Plan on account of any Disputed Claim or Interest, unless and until such Claim or Interest becomes an Allowed Claim or Interest.

                  (g) No Distribution in Excess of Allowed Amounts. Notwithstanding anything to the contrary contained in this Plan or the Liquidating Trust Agreement, no holder of an Allowed Claim or Interest shall receive Distributions of a value which exceed the Allowed amount of such Claim or Interest as of the Petition Date, plus any accrued interest provided for in this Plan. The foregoing shall not limit holders of Disputed Claims from receiving accrued interest as provided in this Plan, if such holders' Disputed Claims become Allowed. In the event that the Allowed Claims and Interests of all Trust Holders shall have been paid in full in accordance with this Plan and the Liquidating Trust Agreement, all excess or subsequent Distributions, and any Unclaimed Distributions which become excess Distributions, shall be made to the Clerk of the Bankruptcy Court for distribution to creditors who shall make their claims upon the Clerk in accordance with Bankruptcy Rule 3011 and section 347(a) of the Bankruptcy Code (notwithstanding the usual inapplicability of such provisions in chapter 11 bankruptcy cases). Upon full and final tender of such Distributions to the Clerk of the Bankruptcy Court, the Liquidating Trustee, the Trust Advisory Board and each of their respective employees, representatives and agents shall be fully discharged and released from any claims of any Person to such Distributions.

                  (h) De Minimis Distributions. Notwithstanding anything to the contrary contained in this Plan or the Liquidating Trust Agreement, the Liquidating Trustee shall not be required to distribute Cash to the holder of an Allowed Claim or Interest if the amount of Cash to be distributed on account of such Claim is less than $25. Any holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than $25 shall have such Claim discharged and shall be forever barred from asserting any such Claim against the Debtors, the Liquidating Trust, or their respective property. Any Cash not distributed pursuant to this provision shall be the property of the Liquidating Trust, free of any restrictions thereon.

                  (i) Unclaimed Distributions. Any Unclaimed Distributions, and all interest, dividends, and other earnings thereon, shall be held and segregated in sub-accounts of the Liquidating Trust for the benefit of the Trust Holders entitled thereto under the terms of this Plan and the Liquidating Trust Agreement. All such Unclaimed Distributions shall be held for a period of one year following the applicable Distribution Date and during such period shall be released from the Liquidating Trust and delivered to Trust Holders entitled thereto only upon presentation of proper proof by such Trust Holders of such entitlement. At the end of one year following the relevant Distribution Date of any Unclaimed Distributions, the Trust Holders theretofore entitled to such Unclaimed Distributions shall cease to be entitled thereto and the Unclaimed Distributions for each such Trust Holder shall then be distributed on a Ratable basis to the Trust Holders who have received and have claimed Distributions and who are otherwise entitled to further Distributions pursuant to the Plan and if no such Trust Holders then exist, such Unclaimed Distributions shall be distributed as set forth in Section 5.5(g) above. The Liquidating Trustee shall pay, or cause to be paid, out of the funds held in any sub-account, all taxes imposed by any federal, state and local taxing authorities, and any foreign taxing authorities, on the income generated by the funds held in such sub-account. The Liquidating Trustee shall also file, or cause to be filed any tax or information return related to any sub-account. All Cash held in such sub-accounts shall be invested in accordance with section 5.5 of the Liquidating Trust Agreement and section 345 of the Bankruptcy Code, as modified by the relevant Orders of the Court for investments made by the Debtors during the Chapter 11 Cases. The earnings on such investments shall be held in trust as an addition to the balance of the sub-accounts for the benefit of the Trust Holders entitled to such Unclaimed Distributions, and shall not constitute property of the Liquidating Trust.

         5.6 Allocation of Tax Items. Unless otherwise required by applicable tax law, items of income, gain, loss and deduction recognized or incurred by the Liquidating Trust and the amount of distributions received by the Liquidating Trust shall be allocated ratably among the Trust Holders who are entitled to receive Distributions in the tax year in accordance with the priorities set forth in Article 4 hereof and section 4.4 of the Liquidating Trust Agreement, provided that where more than one Class of Trust Holders actually receives a Distribution in a tax year, such items of income, gain, loss and deduction, and such distributions received by the Liquidating Trust, shall be allocated ratably based upon the amount of each Distribution made to such Classes of Trust Holders.

         5.7 Setoffs. The Debtors and the Liquidating Trustee, as the case may be, are authorized, pursuant to section 553 of the Bankruptcy Code, to set off against any Allowed Claim and the Distributions to be made on account of such Allowed Claim, the claims, rights and Causes of Action of any nature that the Debtors or the Liquidating Trustee may at any time hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim shall constitute a waiver or release by the Debtors or the Liquidating Trustee of any such claims, rights and Causes of Action that the Debtors or the Liquidating Trustee may at any time possess against such holder.

         5.8 Distributions to Holders of Disputed Claims and Interests.

                  (a) Resolution of Disputed Claims. No Liquidating Trust Units shall be issued and no Distribution or payment shall be made on account of a Disputed Claim or Interest until such Disputed Claim or Interest becomes an Allowed Claim or Interest. Unless otherwise ordered by the Bankruptcy Court, after the Effective Date, the Liquidating Trustee, under the direction of the Trust Advisory Board, shall succeed to the Debtors' right to make and file objections to Claims and Interests and settle, compromise or otherwise resolve all such objections previously made or filed by the Debtors. The Debtors or the Liquidating Trustee, as the case may be, shall file all objections to Claims and Interests as soon as practicable, but in no event later than (i) ninety (90) days after the later to occur of the Effective Date or the applicable Bar Date, or (ii) such other time as may be fixed or extended by the order of the Bankruptcy Court. All objections to Claims and Interests filed by the Debtors and the Liquidating Trustee shall be filed and resolved in accordance with all applicable provisions of the Bankruptcy Code and Bankruptcy Rules and the Bankruptcy Court will retain jurisdiction to resolve such objections pursuant to section 502 of the Bankruptcy Code after the Effective Date.

                  (b) Distributions when a Disputed Claim or Interest Becomes Allowed or is Disallowed. On each Distribution Date, the Liquidating Trustee shall reserve and segregate Cash sufficient to pay holders of Disputed Claims and Interests their Ratable Share, if any, of the Available Cash distributed to Trust Holders on such Distribution Date. Any such Cash reserved shall be held and segregated in sub-accounts of the Liquidating Trust for the benefit of holders of

Disputed Claims and Interests. In the event a Disputed Claim or Interest is ultimately Allowed, the holder of such previously Disputed Claim or Interest shall be issued Liquidating Trust Units in accordance with the treatment of Classes of Claims or Interests set forth in Article 4, and on the next succeeding Distribution Date, shall be entitled to such holder's Ratable Share of any Distributions previously made on account of the Class of Liquidating Trust Units issued to such holder. Any Cash reserved and held in sub-accounts for the benefit of a holder of a Disputed Claim or Interest which is subsequently Disallowed, in whole or in part, shall be distributed as Available Cash on the next succeeding Distribution Date in accordance with the provisions of this Plan and the Liquidating Trust Agreement. The Liquidating Trustee shall pay, or cause to be paid, out of the funds held in any sub-account, all taxes imposed by any federal, state and local taxing authorities, and any foreign taxing authorities, on the income generated by the funds held in such sub-account. The Liquidating Trustee shall also file, or cause to be filed, any tax or information return related to any sub-account. All Cash held in such sub-accounts shall be invested in accordance with section 5.5 of the Liquidating Trust Agreement and section 345 of the Bankruptcy Code, as modified by the relevant Orders of the Court for investments made by the Debtors during the Chapter 11 Cases. The earnings on such investments shall be held in trust as an addition to the balance of the sub-accounts for the benefit of the Trust Holders entitled to such Distributions, and shall not constitute property of the Liquidating Trust.

                  (c) Late Claims. Except as otherwise expressly provided in this Plan, any Claim which is not deemed filed pursuant to section 1111(a) of the Bankruptcy Code, or for which a Proof of Claim is not timely filed pursuant to the Bankruptcy Code, Bankruptcy Rules or any order of the Court setting a Bar Date, shall not be treated as an Allowed Claim and shall be expunged from the Claims register in the Chapter 11 Cases without need for any further notice, motion, objection or order.

                  (d) Estimation of Claims. The Debtors or the Liquidating Trustee, as the case may be, may request that the Bankruptcy Court estimate any Claim subject to estimation under section 502(c) of the Bankruptcy Code and for which the Debtors may be liable under this Plan, including any Claim for taxes, to the extent permitted by section 502(c) of the Bankruptcy Code, regardless of whether any party in interest previously objected to such Claim. The Bankruptcy Court will retain jurisdiction to estimate any Claim pursuant to section 502(c) of the Bankruptcy Code at any time during litigation concerning any objection to any Claim.

                  (e) Procedure. All of the Claims objection, estimation and resolution procedures described in this Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently objected to, compromised, settled, withdrawn or resolved by any mechanism set forth in this Plan, the Bankruptcy Code, or otherwise approved by the Bankruptcy Court.

         5.9 Intercompany Claims. On and as of the Effective Date, the Debtors' Estates shall be substantively consolidated for purposes of distributions under the Plan and the Liquidating Trust, and all Intercompany Claims shall be deemed forever released, waived and discharged.

         5.10 Expense Reimbursement and Indemnity. The Liquidating Trustee and each member of the Trust Advisory Board shall be entitled to receive reimbursement for actual out-of-pocket expenses reasonably incurred by such persons in the performance of their duties under the

Liquidating Trust Agreement and which are not otherwise reimbursed or reimbursable to such persons from another source. Such Persons shall also be entitled to indemnification as provided for in the Liquidating Trust Agreement.

         5.11 Claims Payment Success Fees. On or after the Effective Date, the Liquidating Trust shall enter into the Success Fee Agreement with a limited liability company formed or to be formed by the Liquidating Trustee.

         5.12 Exemption from Transfer Tax. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance and transfer of the Trust Assets to the Liquidating Trust on or shortly after the Effective Date by the Debtors or the holders of Allowed Claims shall not be subject to any stamp, real estate transfer, mortgage, recording or other similar tax.

         5.13 Cancellation of the HIGI Interests. As of the Effective Date, the HIGI Interests shall be cancelled and retired and no consideration will be paid or delivered with respect thereto. Notwithstanding the foregoing, the holders of HIGI Interests will not be required to surrender any stock certificate, warrants or other evidence of such Interests.

         5.14 Cancellation of Agreements. On the Effective Date, except as otherwise provided for herein, the Credit Agreement, the Debentures, and any other agreement, note, bond, indenture, instrument or document evidencing or creating a Claim (as used in this Section 5.14, collectively, the "Instruments") will be deemed cancelled and of no further force or effect with respect to the Debtors without any further action on the part of the Bankruptcy Court or any other Person. The holders of such cancelled Instruments will have no Claims against the Debtors for payment of or on such Instruments except for the rights provided pursuant to this Plan. Each Instrument that is administered by a Paying Agent shall continue in effect solely for the purposes of (a) allowing such Paying Agent to further distribute Distributions to Trust Holders under this Plan and the Liquidating Trust Agreement, and (b) permitting such Paying Agent to maintain any rights or liens it may have for fees, costs, expenses and indemnification under such Instrument (all of which such fees, costs, expenses and indemnification shall be paid only from the Distributions made to such Paying Agent under this Plan and the Liquidating Trust Agreement).

         5.15 Debtors' Continued Corporate Existence and Vesting of Assets. Notwithstanding anything to the contrary contained herein, the Liquidating Trust Agreement or any other agreement or instrument relating thereto, each Debtor shall continue to exist on and after the Effective Date as a separate entity with all the powers of a corporation under the laws of its respective state of incorporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable law. Except as provided herein or in the Liquidating Trust Agreement regarding the transfer to the Liquidating Trust of the Trust Assets, or any other agreement or instrument relating thereto, on and after the Effective Date all remaining Assets of the Debtors (i.e. Interests in subsidiaries) shall vest in each respective Debtor, free and clear of all Liens, Claims or other encumbrances, except, to the extent applicable, the Bank Group Liens. Schedule 5.15 sets forth the identity of all individual persons proposed to serve as officers and directors of the Debtors after confirmation of the Plan.

         5.16 Obligations Incurred After the Confirmation Date. Payment obligations incurred after the date and time of entry of the Confirmation Order, including, without limitation, the

Professional fees of the Debtors through the Effective Date, shall not be subject to application or Proof of Claim and may be paid by the Debtors or the Liquidating Trust, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval, as Administrative Claims.

                                    ARTICLE 6
                               EXECUTORY CONTRACTS

         6.1 Assumption, Assignment and Rejection. As of the Effective Date, all executory contracts and unexpired leases of each Debtor, including, without limitation, those executory contracts identified by the Debtors in the Schedules, shall be deemed rejected by such Debtor pursuant to the provisions of section 365 of the Bankruptcy Code, except (a) any executory contract or unexpired lease that has been or is the subject of a motion to assume or assume and assign Filed pursuant to section 365 of the Bankruptcy Code by any of the Debtors before the Effective Date, or (b) any executory contract or unexpired lease listed in the Schedule attached hereto as Schedule 6.1. Schedule 6.1 lists all contracts that will be assumed and assumed and assigned on and as of the Effective Date and sets forth, for each contract identified thereon, the name and address of the counterparty or counterparties to the contract and the dollar amount of any cure payment that the Debtors will pay to such counterparty or counterparties on and as of the Effective Date.

         6.2 Cure of Monetary Defaults. At the election of the relevant Debtor, any monetary defaults under each executory contract and unexpired lease to be assumed under this Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code, in one of the following ways: (a) by payment of the default amount in Cash on the Effective Date; or (b) on such other terms as agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute regarding (i) the amount of any cure payments, (ii) the ability of the Debtor that is a party thereto to provide adequate assurance of future performance under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, then the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving assumption.

         6.3 Rejection Damages Bar Date. If the rejection by any Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against such Debtor or the Liquidating Trust or the properties of either of them unless a Proof of Claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors and Liquidating Trustee on or before the earlier of (i) thirty (30) days after the date of service of an order of the Court authorizing such rejection including the Confirmation Order, or
(ii) such other period set by the Court. If and when Allowed, any such rejection damages Claim for which a Proof is filed pursuant to this Section 6.3 shall be classified as a General Unsecured Claim and shall be entitled to the treatment afforded such Claims as set forth in Section 4.4.

         6.4 Contracts and Leases Entered Into After the Petition Date. Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by any Debtor shall be performed by the Liquidating Trust, and any such executory contracts, unexpired leases and other obligations shall survive and remain unaffected by entry of the Confirmation Order.

                                    ARTICLE 7
                   EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

         7.1 Jurisdiction of Court. Until the Effective Date, the Court shall retain jurisdiction over the Debtors and their Estates. Thereafter, jurisdiction of the Court shall be limited to the subject matters set forth in Section 11.2 of this Plan.

         7.2 Binding Effect. Except as otherwise provided in section 1141(d) of the Bankruptcy Code, on and after the Confirmation Date, the provisions of this Plan shall bind any holder of a Claim against, or Interest in, the Debtors and their respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under this Plan and whether or not such holder has accepted this Plan.

         7.3 Term of Injunctions or Stays. Unless otherwise provided herein, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of: (1) the Final Claims Resolution Date or (2) the Effective Date.

         7.4 Rights and Causes of Action. On the Effective Date, the Liquidating Trust shall be deemed to have taken an assignment of, and shall thereafter retain and have the right to enforce, any and all present or future rights, claims or Causes of Action of the Debtors against any Person, including, without limitation, any rights of the Debtors that arose after the Petition Date. The Liquidating Trust may pursue, abandon, settle or release any or all such claims, rights or Causes of Action as it deems appropriate.

         7.5      Discharge.

                  (a) Scope. Except as otherwise provided herein or in the Confirmation Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, when the Confirmation Order becomes a Final Order, this Plan and the Confirmation Order shall discharge, effective as of the Effective Date, all debts of, Claims against, Liens on, and Interests in each of the Debtors and the Assets, which arose at any time before the entry of the Confirmation Order. The discharge of the Debtors shall be effective as to each Claim or Interest, regardless of whether a Proof of Claim or Interest therefore was filed, whether the Claim is an Allowed Claim, or whether the holder thereof votes to accept this Plan. On the Effective Date, as to every discharged Claim and Interest, any holder of such Claim or Interest shall be precluded from asserting against such Debtors or Assets any other or further Claim or Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that existed or occurred before the Confirmation Date.

                  (b) Injunction. Except as otherwise provided herein or in the Confirmation Order, as of the Effective Date, all entities that hold a Claim that is discharged as described in Section 7.5(a) or an Interest or other right of an equity security holder that is terminated pursuant to the terms of this Plan, are permanently enjoined from taking any of the following actions on account of such discharged Claims or terminated Interests or rights: (1) commencing or continuing in any manner any action or other proceeding against the Debtors, the Assets, the Liquidating Trust or the Trust Assets; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Assets, the Liquidating Trust or the Trust Assets; (3) creating, perfecting or enforcing any Lien or encumbrance against the Debtors, the Assets, the Liquidating Trust or the Trust Assets; and (4) asserting a setoff, right of subrogation or recoupment of any kind against the Debtors, the Assets, the Liquidating Trust or the Trust Assets.

                  (c) Release of Collateral. Except with respect to the Liens of the Bank Group and/or Bank Group Agent, and unless a particular Secured Claim is Reinstated or the holder thereof receives the return of its Collateral in respect of such Claim under this Plan: (i) each holder of a Secured Claim shall on or immediately before the Effective Date (x) turn over and release to the Liquidating Trust any and all property that secures or purportedly secures such Claim; and (y) execute such documents and instruments as the Debtors or the Liquidating Trust requires to evidence such claimant's release of such property; and (ii) on the Effective Date, all claims, right, title and interest in such property shall revert to the Liquidating Trust, free and clear of all Claims and Interests, including (without limitation) Liens, charges, pledges, encumbrances and/or security interests of any kind. No Distribution hereunder shall be made to or on behalf of any holder of such Claim unless and until such holder executes and delivers to the Liquidating Trust such release of Liens. Any such holder that fails to execute and deliver such release of Liens within 180 days of the Effective Date shall be deemed to have no further Claim and shall not participate in any distribution hereunder. Notwithstanding the immediately preceding sentence, any holder of a Disputed Claim shall not be required to execute and deliver such release of Liens until the time such Claim is Allowed or Disallowed.

                  (d) Cause of Action Injunction. On and after the Effective Date, all Persons other than the Liquidating Trustee will be permanently enjoined from commencing or continuing in any manner any action or proceeding (whether directly, indirectly, derivatively or otherwise) on account of any claim, debt, right or Cause of Action that the Liquidating Trust retains sole and exclusive authority to pursue in accordance with the Liquidating Trust Agreement.

         7.6 Preservation of Insurance. The provisions of this Plan shall not diminish or impair in any manner the enforceability and coverage of any insurance policies that may cover Claims against the Debtors or any other Person including, without limitation, the D&O Insurance.

                                    ARTICLE 8
                       ACCEPTANCE OR REJECTION OF THE PLAN

         8.1 Voting Classes. Each holder of an Allowed Claim in Classes 2, 3, and 4 shall be entitled to vote to accept or reject this Plan.

         8.2 Acceptance by Impaired Classes. An impaired Class of Claims shall be deemed to have accepted the Plan if (a) the holders (other than any Person designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in dollar amount of the Allowed Claims actually voting in such Class have voted to accept the Plan, and (b) the holders (other than any

Person designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

         8.3 Presumed Acceptance of Plan. Classes 1 and 2(a) are unimpaired under the Plan and, therefore, are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

         8.4 Presumed Rejection of Plan. Class 5 is impaired and shall receive no distribution of any property under the Plan and, therefore, is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

         8.5 Non-Consensual Confirmation. Due to the deemed rejection of the Plan by Class 5, the Debtors will request the Bankruptcy Court to confirm the Plan as to Class 5 in accordance with the provisions of section 1129(b) of the Bankruptcy Code. In the event that any impaired Class of Claims shall fail to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, the Debtors reserve the right to request that the Court confirm the Plan as to such Class in accordance with the provisions of section 1129(b) of the Bankruptcy Code.

                                    ARTICLE 9
                           CONDITIONS TO CONFIRMATION
                        AND OCCURRENCE OF EFFECTIVE DATE

         9.1 Conditions to Confirmation. This Plan may not be confirmed unless the Disclosure Statement Order shall have been entered and shall have become a Final Order, and the Confirmation Order shall have been entered and is in form and substance reasonably acceptable to the Debtors.

         9.2 Conditions to Occurrence of Effective Date. The Effective Date of this Plan may not occur unless (i) the Confirmation Order shall have been entered and shall have become a Final Order, (ii) the Liquidating Trust Agreement and the Success Fee Agreement, both in form and substance reasonably acceptable to the Debtors, the Bank Group and the Liquidating Trustee, shall have been approved by the Court pursuant to a Final Order (which may be the Confirmation Order) and duly authorized, executed and delivered by the parties thereto, and (iii) all Administrative Claims of Professionals requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, and 331 of the Bankruptcy Code for services rendered before the Confirmation Date shall have been paid in accordance with the provisions of Section 11.1(b).

         9.3 Effect of Nonoccurrence of the Conditions to Occurrence of Effective Date. If each of the conditions to the occurrence of the Effective Date have not been satisfied or duly waived, with the consent of the Bank Group, on or before the date which is no later than the first Business Day after ninety
(90) days after the Confirmation Order is entered, or by such later date as is approved by the Court after notice and a hearing, then, upon motion by any party in interest, the Confirmation Order may be vacated by the Court; provided, however, that, notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to occurrence of the Effective Date is either satisfied or duly waived, with the consent of the Bank Group, before the Court enters an order granting the relief requested in such motion. If the

Confirmation Order is vacated pursuant to this Section, this Plan shall be null and void in all respects, and nothing contained herein shall (a) constitute a waiver or release of any Claims by or against, or Interests in, the Debtors, or
(b) prejudice in any manner the rights of any of the Debtors or of any other party in interest, including, without limitation, the right to seek an extension of the exclusivity periods under section 1121(d) of the Bankruptcy Code.

                                   ARTICLE 10
                   SEVERABILITY OF AND AMENDMENTS TO THE PLAN

         10.1 Severability of Plan. The Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan as it applies to any particular Debtor. The Debtors reserve the right to make non-substantive changes in this Plan to the extent such changes are necessary to facilitate the withdrawal of a Debtor from the Plan. The revocation or withdrawal by a Debtor shall not affect this Plan as the plan of reorganization of the other Debtors. If a Debtor revokes or withdraws from this Plan (a) nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against such Debtor, or to prejudice in any manner the rights of such Debtor or any persons in any further proceedings involving such Debtor, and (b) any provisions of any Confirmation Order with respect to such Debtor shall be null and void and all such rights of or against such Debtor shall exist as though this Plan had not been filed and no actions taken to effectuate it. A determination by the Bankruptcy Court that this Plan, as it applies to any particular Debtors, is not confirmable pursuant to section 1129 of the Bankruptcy Code shall not limit or affect the confirmability of the Plan as it applies to any other Debtor, or the Debtors' ability to modify the Plan as it applies to any particular Debtor to satisfy the confirmation requirements of section 1129 of the Bankruptcy Code. Each provision of this Plan shall be considered severable and, if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, the balance of this Plan shall be given effect without relation to the invalid provision.

         10.2     Amendments.

                  (a) Preconfirmation Amendment. The Debtors may, with the consent of the Bank Group, modify this Plan at any time prior to the entry of the Confirmation Order provided that this Plan, as modified, and the Disclosure Statement pertaining thereto meet applicable Bankruptcy Code requirements of sections 1125 and 1127.

                  (b) Post-confirmation Amendment Not Requiring Resolicitation. After the entry of the Confirmation Order, the Debtors may, with the consent of the Bank Group, modify this Plan to remedy any defect or omission, to clarify the language of any provision, or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided that (i) the Debtors obtain approval of the Bankruptcy Court for such modification, after notice and a hearing, and (ii) such modification shall not materially and adversely affect the interests, rights, treatment, or Distributions of any Class of Claims or Interests under this Plan

                  (c) Post-confirmation Amendment Requiring Resolicitation. After the Confirmation Date and before the Effective Date of the Plan, the Debtors may modify this Plan in a way that materially or adversely affects the interests, rights, treatment, or Distributions of a

Class of Claims or Interests provided that (i) the Plan, as modified, meets applicable Bankruptcy Code requirements, (ii) the Debtors obtain Bankruptcy Court approval for such modification, after notice and a hearing, (iii) such modification is accepted by at least two-thirds in amount, and more than one-half in number, of Allowed Claims or Interests voting in each class affected by such modification, and (iv) the Debtors comply with section 1125 of the Bankruptcy Code with respect to the Plan as modified.

                                   ARTICLE 11
                            ADMINISTRATIVE PROVISIONS

         11.1     Administrative Bar Date.

                  (a) General Provisions. Except as provided below in Section 11.1(b) for Administrative Claims of Professionals requesting compensation or reimbursement of expenses, requests for payment of Administrative Claims must be Filed no later than 30 days after entry of the Confirmation Order. Holders of Administrative Claims who do not timely File such requests as set forth above shall be forever barred from asserting such Claims against the Debtors, the Liquidating Trust or their respective property.

                  (b) Professionals. All Professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, and 331 of the Bankruptcy Code for services rendered before the Confirmation Date shall File an application for final allowance of compensation and reimbursement of expenses no later than 45 days after the Confirmation Date. Objections to applications of Professionals or other entities for compensation or reimbursement of expenses must be Filed no later than 75 days after the Confirmation Date. All compensation and reimbursement of expenses allowed by order of the Court shall be paid to the applicable Professional immediately thereafter.

         11.2 Retention of Jurisdiction. Notwithstanding confirmation of this Plan or occurrence of the Effective Date, the Court shall retain jurisdiction for all purposes permitted under applicable law, including, without limitation, the following purposes:

                  (i) the determination of the allowability of Claims upon objection to such Claims by Debtors or the Liquidating Trustee, as the case may be, and the validity, extent, priority and nonavoidability of consensual and nonconsensual Liens and other encumbrances;

                  (ii) the determination of any tax liability pursuant to
         section 505 of the Bankruptcy Code;

                  (iii) the approval, pursuant to section 365 of the Bankruptcy Code, of all matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease of any of the Debtors;

                  (iv) the determination of requests for payment of administrative expenses entitled to priority under section 507(a)(1) of the Bankruptcy Code, including the compensation of Professionals under section 330 of the Bankruptcy Code;

                  (v) the resolution of controversies and disputes regarding the interpretation of this Plan;

                  (vi) the implementation of the provisions of this Plan and entry of orders in aid of confirmation and consummation, including, without limitation, appropriate orders to protect the Debtors and their successors from actions by creditors and/or holders of HIGI Interests or any of them, and resolving disputes and controversies regarding the Assets, the Liquidating Trust, Trust Assets, or the powers of the Liquidating Trustee;

                  (vii) the modification of the Plan pursuant to section 1127 of the Bankruptcy Code;

                  (viii) the adjudication of any Causes of Action; and

                  (ix) the entry of a Final Order closing the Chapter 11 Cases.

         11.3 Payment of Statutory Fees. The Debtors or the Liquidating Trust, as the case may be, shall pay all U.S. Trustee Fees until such time as the Court enters a final decree closing each of the Chapter 11 Cases.

         11.4 Effectuating Documents and Further Transactions. Each Debtor shall and shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan.

         11.5 Limitation of Liability. None of the Debtors, the Bank Group, the Bank Group Agent, the holders of Debentures, or any of their respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, advisors and agents, or any of their respective successors and assigns, and their respective property, shall have or incur any liability to any Person or Persons, or any of their respective officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, advisors and agents, or any of their respective successors and assigns, and their respective property, for any act taken or omitted to be taken in connection with, relating to, or arising out of (i) the operations, administration or liquidation of the Debtors, (ii) the Chapter 11 Cases, the administration of the Chapter 11 Cases or the property to be distributed under the Plan, (iii) the Disclosure Statement, including any information provided or statement made in the Disclosure Statement or omitted therefrom, (iv) the negotiation, filing, prosecution, administration, formulation, implementation, confirmation or consummation of the Plan, including all prepetition activities in connection therewith, or (v) any contract, instrument, release or other agreement or document created in connection with or related to the Plan, excepting, however, any act or omission arising out of such Person's gross negligence or willful misconduct as determined in a Final Order by a court of competent jurisdiction, provided, nevertheless, that any such Person to whom this Section applies shall not be deemed grossly negligent or determined to have engaged in willful misconduct if such Person reasonably relied upon the advise of counsel.

         11.6 Releases.

                  (a) Release by Debtors. Effective on the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in the Confirmation Order, for good and valuable consideration, including, without limitation, the granting of releases pursuant to Section 11.6(b) hereof, the adequacy of which is hereby confirmed, the Debtors shall be deemed to have forever released, waived and discharged the Bank Group, the Bank Group Agent, each holder of a Debenture, and each of the foregoing Person's respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, advisors and agents, or any of their respective successors and assigns, and their respective property, from any and all claims, obligations, rights, causes of action, choses in action, demands, suits proceedings and liabilities, whether for fraud, tort, contract, violations of applicable securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or non-contingent, existing or hereafter arising, in law, equity or otherwise that are based in whole or in part upon any act, omission, transaction, state of facts, circumstances or other occurrence or failure of an event to occur, taking place on or prior to the Effective Date and in any way relating to the Debtors, the Chapter 11 Cases, or the Plan.

                  (b) Release by Holders of Claims and Interests. Effective on the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in the Confirmation Order, in consideration for the obligations of such Persons under the Plan, the releases pursuant to Section 11.6(a) above, and the property to be delivered in connection with the Plan, each holder of a Claim against or Interest in the Debtors, shall be deemed to have forever released, waived and discharged each of the Debtors and each of their respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, advisors and agents, or any of their respective successors and assigns, and their respective property, from any and all claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings and liabilities, whether for fraud, tort, contract, violations of applicable securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or non-contingent, existing, or hereafter arising, in law, equity or otherwise that are based in whole or in part upon any act, omission, transaction, state of facts, circumstances or other occurrence or failure of an event to occur, taking place on or prior to the Effective Date and in any way relating to the Debtors, the Chapter 11 Cases, or the Plan; provided, however, that nothing herein shall release any Person from any claims, obligations, rights causes of action, choses in action, demands, suits, proceedings or liabilities based upon any act or omission arising out of such Person's actual fraud; provided further that nothing in this provision shall in any manner be deemed to release or compromise the rights or Liens granted to the holders of Claims and Interests under the Plan, or any claims or rights of any holder of a Claim against or Interest in the Debtors under any validly existing insurance policy issued by any Insurance Company Subsidiary.

         11.7 Reservation of Rights. Except as expressly set forth herein, this Plan shall have no force or effect unless the Court shall enter the Confirmation Order. Neither the Filing of the Plan, any statement or provision contained in the Plan or any schedule, Exhibit or agreement attached to the Plan, nor the taking of any action by the Debtors with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the holders of any Claims or Interests prior to the Effective Date.

         11.8 Successors and Assigns. The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assign of such Person.

         11.9 Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal laws apply and except for Reinstated Secured Claims governed by another jurisdiction's law, the rights and obligations arising under this Plan shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         11.10 Relation to Disclosure Statement, Confirmation Order and Agreements. To the extent the Confirmation Order and/or this Plan is inconsistent with the Disclosure Statement, this Plan controls the Disclosure Statement, and the Confirmation Order (and any other subsequent order of the Court) controls this Plan. To the extent any provision of the Liquidating Trust Agreement is found to be inconsistent with the provisions of this Plan, the provisions of the Liquidating Trust Agreement shall control. Notwithstanding the preceding sentence, the Confirmation Order (and any other subsequent order of the Court) shall control the Liquidating Trust Agreement.

                                            Respectfully Submitted,

                                            HIGHLANDS INSURANCE GROUP, INC.,
                                            HIGHLANDS HOLDING COMPANY, INC.,
                                            HIGHLANDS CLAIMS AND SAFETY
                                            SERVICES, INC., HIGHLANDS SERVICES
                                            CORPORATION, AMERICAN RELIANCE, INC.
                                            and NORTHWESTERN NATIONAL HOLDING
                                            COMPANY, INC.,

                                            DEBTORS.


                                            By: /s/ Stephen L. Kibblehouse
                                                __________________________
                                                Stephen L. Kibblehouse
                                                Authorized Signatory

                                                Date: October 31, 2002

Prepared by:
DUANE MORRIS LLP
Richard W. Riley, Esquire (DE 4052)
William K. Harrington, Esquire (DE 4051)
1100 North Market Street, Suite 1200
Wilmington, Delaware 19801
Telephone:  (302) 657-4900
Telefax:  (302) 657-4901
wkharrington@duanemorris.com

Lawrence J. Kotler, Esquire
Christopher J. Redd, Esquire
4200 One Liberty Place
Philadelphia, PA  19103-7396
Telephone: (215) 979-1517
Telecopy: (215) 970-1020
ljkotler@duanemorris.com
cjredd@duanemorris.com

                                  SCHEDULE 1.1

                            SURVIVING DEBTOR ENTITIES

Highlands Insurance Group, Inc.
Highlands Holding Company, Inc.
Highlands Claims and Safety Services, Inc.
Highlands Services Corporation
American Reliance, Inc.
Northwestern National Holding Company, Inc.
Underwriter Special Risks, Inc.
Highlands Holdings (UK) Ltd.
Highlands Ltd.
Highlands Overseas Limited

                                  SCHEDULE 5.15

                             OFFICERS AND DIRECTORS

         1.       HIGHLANDS INSURANCE GROUP, INC.

                  Stephen L. Kibblehouse                               CEO, President, General Counsel,
                                                                       Director
                  Albert J. Marino                                     CFO, Treasurer
                  Georgean M. Wardzinski                               Vice President, Secretary
                  Alexandra Rio                                        Assistant Secretary
                  Bradley E. Cooper                                    Director
                  Robert A. Spass                                      Director

         2.       HIGHLANDS HOLDING COMPANY , INC.

                  Stephen L. Kibblehouse                               CEO, President, General Counsel,
                                                                       Director
                  Albert J. Marino                                     CFO, Treasurer, Director
                  Robert J. Brookes                                    Vice President, Secretary, Director

         3.       HIGHLANDS SERVICES CORPORATION

                  Stephen L. Kibblehouse                               CEO, President, General Counsel,
                                                                       Director
                  Albert J. Marino                                     CFO, Treasurer
                  Robert J. Brookes                                    Vice President

         4.       HIGHLANDS CLAIMS AND SAFETY SERVICES, INC.

                  Stephen L. Kibblehouse                               CEO, President, General Counsel,
                                                                       Director
                  Albert J. Marino                                     CFO, Treasurer, Director
                  Robert J. Brookes                                    Vice President, Assistant General
                                                                       Counsel, Secretary, Director
                  Georgean M. Wardzinski                               Director

         5.       AMERICAN RELIANCE, INC.

                  Stephen L. Kibblehouse                               CEO, President, General Counsel,
                                                                       Director
                  Albert J. Marino                                     CFO, Treasurer, Director
                  Robert J. Brookes                                    Vice President, Assistant General
                                                                       Counsel, Secretary, Director
                  David C. Donaldson                                   Director

         6.       NORTHWESTERN NATIONAL HOLDING COMPANY, INC.

                  Stephen L. Kibblehouse                               CEO, President, General Counsel,
                                                                       Director
                  Albert J. Marino                                     CFO, Treasurer
                  Robert J. Brookes                                    Vice President, Secretary, Director

                                  SCHEDULE 6.1

                           ASSUMED EXECUTORY CONTRACTS

        NAME OF CONTRACT              NAME/ADDRESS OF COUNTERPARTY(IES)              ASSIGNEE            CURE PAYMENT
        ----------------              ---------------------------------              --------            ------------
Records Management and Service     Iron Mountain Records Management, Inc.   Highlands Insurance Company     $0.00
Agreement dated as of 2/16/01      207 Moonachie Road
                                   Moonachie, NJ 07074

Participation Agreement dated as   Ivans, Inc.                              Highlands Insurance Company     $0.00
of 4/13/98                         777 West Putnam Ave.
                                   Greenwich, CT 06830-5012

Reinsurance Agreement effective    Hartford Steam Boiler Inspection and     Highlands Insurance Company     $0.00
1/1/99                             Insurance Company
                                   One State Street
                                   Hartford, CT 06102

Claims Servicing Agreement,        Old Lyme Insurance Co., of Rhode         Highlands Insurance Company     $0.00
effective 8/1/99                   Island, Inc.
                                   175 Metro Center Boulevard
                                   Suite 10
                                   Warwick, RI 02886

Trust Agreement dated as of        Old Lyme Insurance Co., of Rhode         Highlands Insurance Company     $0.00
8/1/99                             Island, Inc.
                                   175 Metro Center Boulevard
                                   Suite 10
                                   Warwick, RI 02886

                                   The Bank of New York
                                   Insurance Trust and Escrow Dept.
                                   101 Barclay Street
                                   7W Escrow Unit
                                   New York, NY 10286

Reinsurance Treaty Trust Account   Old Lyme Insurance Co., of Rhode         Highlands Insurance Company     $0.00
Agreement, dated as of 8/1/99      Island, Inc.
                                   175 Metro Center Boulevard
                                   Suite 10
                                   Warwick, RI 02886

Agreement of Reinsurance, dated    Old Lyme Insurance Co., of Rhode         Highlands Insurance Company     $0.00
as of 8/1/99 (as amended)          Island, Inc.
                                   175 Metro Center Boulevard
                                   Suite 10
                                   Warwick, RI 02886

                                        1